EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8),  pertaining to the TriNet Group, Inc. 2009 Equity Incentive Plan, and TriNet Group, Inc. 2014 Employee Stock Purchase Plan of our reports dated March 31, 2016 with respect to the consolidated financial statements and schedule of TriNet Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of TriNet Group, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 31, 2016